Exhibit 99.1

                              EASTERN LIGHT CAPITAL
                             ANNOUNCES NEW AUDITORS

SAN FRANCISCO - (MARKETWIRE) - May 12, 2009 - Eastern Light Capital ("ELC") (AMEX: ELC-news) announced the engagement of Armanino McKenna LLP as their new auditor. Armanino McKenna is a PCAOB registered accountant, with offices in San Francisco, San Jose, San Ramon and Los Angeles.

Armanino McKenna audits multiple publicly traded companies and has significant experience with mortgage and investment companies as well as companies requiring
Section 404 Sarbanes-Oxley audit opinions. Armanino McKenna replaces the former accountants who had no disagreements with ELC's management.

The Audit Committee noted that Armanino McKenna's attestation expertise in investments, mortgages and real estate and their competitive pricing, geographic location and commitment to auditing mid-size and smaller publicly owned companies satisfied the Committee's more important engagement conditions.

ELC is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Until 2007, ELC was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for ELC's mortgage investment portfolio. Due to the suspension of ELC's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to ELC and are currently part of ELC's core portfolio. ELC is examining strategic changes to its existing business model and investment policies to restore profitability and enhance shareholder value.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:   Eastern Light Capital, San Francisco
           Gregory Bronshvag: Vice President and Corporate Secretary
           415-693-9500 x101   IR@caitreit.com
           www.caitreit.com